Exhibit 99.4

Highly confidential, for Internal use only. Do not distribute.

The following frequently asked question list has been prepared to help explain the CTI-Sobi merger in more detail. If you have any further questions regarding the transaction, please contact your Supervisor, Derald Lo or John Volpone.

1.	What did CTI announce?

•	We have entered into a definitive agreement to be acquired by Swedish Orphan Biovitrum AB (“Sobi”), a global healthcare leader in hematology, immunology, and specialty care.

•	With this transaction, we are delivering an attractive 89% premium for our shareholders, while positioning CTI and VONJO for continued success as a part of a larger, global organization.

2.	Who is Sobi?

•	Sobi is a specialized global biopharmaceutical company transforming the lives of people with rare and debilitating diseases.

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With approximately 1,600 employees across Europe, North America, the Middle East, Asia and Australia, and a presence in approximately 30 countries, Sobi has a portfolio of innovative medicines in the areas of hematology, immunology, and specialty care.

•	CTI will benefit from Sobi’s resources, scale, and strong international presence as it continues to grow and explore new indications and development opportunities for VONJO.

3.	When does the transaction close?

•	A tender offer will commence in about two weeks and is expected to close in the third quarter of 2023, subject to customary closing conditions.

•	CTI and Sobi will form an integration planning team comprising executives from both companies to implement a seamless transition as the companies combine.

•	Until then, CTI and Sobi remain separate companies and it is business as usual.

4.	What does this mean for CTI employees and my position?

•	Until the close of the transaction, it remains business as usual for CTI with no changes in compensation or benefits.

•	Over the coming weeks, Sobi will work closely with CTI on a smooth transition.

•	We do not expect any changes to CTI employee benefits and compensation during the pre-closing period. No decisions have been made regarding CTI employees post-closing.

5.	Should we expect layoffs, and will there be severance?

•	We just announced this transaction and expect a lot of decisions to be made over the coming weeks and months.

•	No decisions have been made on position, severance or retention plans at this time.

•	Sobi understands that CTI has a highly talented and innovative workforce it intends to leverage for the success of the combined company.

6.	What happens to my CTI stock options and will my unvested options accelerate?

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For employees in position at the close of the transaction, all granted options (vested and unvested) that remain outstanding immediately prior to the closing of the transaction will vest in full and will be converted into the right to an amount in cash equal to the difference between the strike price of the option and the merger consideration of $9.10 per share, subject to tax withholdings.

•	You will need to remain as an employee until the close of the transaction to receive the benefits of accelerated vesting of stock options.

7.	If I own CTI stock, what happens to it?

•	All CTI shareholders – including employees who own stock – will receive $9.10 per share in cash at the close of the transaction.

•	Please note that employees are prohibited from trading in CTI or Sobi securities until the tender offer documents are filed, approximately two weeks after announcement.

8.	Who is going to lead CTI going forward?

•	During the pre-closing period, the leadership of CTI will stay the same.

•	The post-closing leadership of CTI is a decision that Sobi will make in the future.

9.	What should I say to patients, healthcare providers, partners who ask me about this transaction?

•	We strongly believe this transaction positions both CTI and Sobi for continued growth and success.

•	CTI will benefit from Sobi’s resources, scale, and strong international presence as we continue to grow and explore new indications and development opportunities for VONJO.

•	Until the transaction closes, CTI and Sobi remain separate companies, and we will continue to work with and support them as usual.

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During this pre-closing phase, please do not send external communications to patients, HCPs, partners etc. (i.e. email, social media) regarding this transaction unless it is the pre-approved email that has been provided to you. Any other written communications must be vetted internally with John Volpone prior to dissemination.

10.	What should I do if someone from the media asks me about this transaction?

•	You are not authorized to talk to the media. Please direct any media questions to David Kirske (dkirske@ctibiopharma.com).

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11.	What should I do if someone from Sobi contacts me?

•	Communication with a member of the Sobi team must be approved by John Volpone (jvolpone@ctibiopharma.com) or David Kirske (dkirske@ctibiopharma.com).

12.	Who can I contact if I have more questions?

•	If you have any other questions, please do not hesitate to ask your supervisor, Derald Lo (dlo@ctibiopharma.com) or John Volpone (jvolpone@ctibiopharma.com).

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of CTI BioPharma Corp. (“CTI”), nor is it a substitute for any tender offer materials that CTI or Swedish Orphan Biovitrum AB (together with its subsidiaries, “Sobi”) will file with the SEC. A solicitation and an offer to buy shares of CTI will be made only pursuant to an offer to purchase and related materials that Sobi intends to file with the SEC. At the time the tender offer is commenced, Sobi will file a Tender Offer Statement on Schedule TO with the SEC, and CTI will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CTI’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of CTI at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Sobi or CTI. Free copies of these materials and certain other offering documents will be made available by CTI by mail to CTI BioPharma Corp., 3101 Western Ave #800, Seattle, WA 98121, Attention: Investor Relations, by email at invest@ctibiopharm.com, or by directing requests for such materials to the information agent for the offer, which will be named in the tender offer materials. Copies of the documents filed with the SEC by CTI will be available free of charge under the “Investor Relations” section of CTI’s internet website at https://investors.ctibiopharma.com/.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sobi and CTI file periodic reports and other information with the SEC. Sobi’s and CTI’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements

This communication contains forward-looking statements related to CTI, Sobi and the proposed acquisition of CTI by Sobi (the “Transaction”) that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this communication, CTI’s forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the Transaction; statements about the expected timetable for completing the transaction; CTI’s plans, objectives, expectations and intentions, the financial condition, results of operations and business of CTI and Sobi, the ability to successfully commercialize VONJO and generate future revenues with respect to VONJO, and the anticipated timing of the closing of the Transaction.

Forward-looking statements are subject to certain risks, uncertainties, or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of CTI’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transaction; the effects of the Transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; that Sobi may not realize the potential benefits of the Transaction; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; Transaction costs; actual or contingent liabilities; and other risks listed under the heading “Risk Factors” in CTI’s periodic reports filed with the

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U.S. Securities and Exchange Commission, including current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by CTI and the Schedule TO and related tender offer documents to be filed by Sobi and Cleopatra Acquisition Corp., a wholly owned subsidiary of Sobi. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to CTI and Sobi, and CTI and Sobi disclaim any obligation to update the information contained in this communication as new information becomes available.

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